UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2025

Star Equity Holdings, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-38704	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

53 Forest Avenue, Suite 101
Old Greenwich, CT 06870
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (203) 489-9500
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	STRR	The NASDAQ Stock Market LLC
Series A Preferred Stock, $0.001 par value	STRRP	The NASDAQ Stock Market LLC
Preferred Share Purchase Rights
Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02(e).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2025, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Star Equity Holdings, Inc., formerly known as Hudson Global, Inc. (the “Company”) and the Board approved an amended and restated executive employment agreement (the “Amended Employment Agreement), to the executive employment agreement, dated as of April 1, 2018 (the “Prior Employment Agreement”), of the Company’s Chief Executive Officer, Jeffrey E. Eberwein. Pursuant to the Amended Employment Agreement, the Company will employ Mr. Eberwein as the Chief Executive Officer of the Company until December 31, 2026, with automatic, annual extensions for additional one-year terms.

The principle compensation components of the Amended Employment Agreement are: (i) Mr. Eberwein’s annual base salary will remain at its current amount of $500,000, subject to increase (but not decrease) from time to time by the Compensation Committee; (ii) Mr. Eberwein’s annual base salary may be paid, all or in part, in equity, subject to mutual written agreement of the Company and the Executive, to reflect that Mr. Eberwein’s base salary is currently being paid half in cash and half in equity grants as previously disclosed; (iii) in lieu of being eligible to receive a predetermined cash or restricted stock unit bonus, Mr. Eberwein will be eligible for a discretionary bonus as may be determined by the Compensation Committee and/or the Board from time to time, and in the case of awards of any restricted stock units as a bonus, if any, such equity shall vest 1/3 on the first anniversary of the date such bonus is granted (the “Bonus Date”), 1/3 on the second anniversary of the Bonus Date, and 1/3 on the third anniversary of the date of the Bonus Date; (iv) a removal of the obligation of the Company to provide any additional term of employment or severance payment in the event of a Change in Control (as defined in the Amended Employment Agreement); and (v) Mr. Eberwein is eligible for other benefits of employment comparable to other senior management of the Company.

In addition, under the Amended Employment Agreement, the Company has the right to terminate Mr. Eberwein’s employment at any time. If the Company terminates Mr. Eberwein’s employment with or without Cause (as defined in the Amended Employment Agreement), or does not renew Mr. Eberwein’s employment, or if Mr. Eberwein dies or if the Company terminates Mr. Eberwein’s employment as a result of Mr. Eberwein’s disability, or if Mr. Eberwein terminates his employment, then Mr. Eberwein or his estate will be entitled to receive, in certain cases subject to Mr. Eberwein executing a general release and waiver agreement and covenant not to sue, that portion of his base salary and other compensation and benefits (including, but not limited to, amounts properly submitted for reimbursement and accrued but unused vacation) earned, but unpaid through the date of termination.

The foregoing description of the Amended Employment Agreement is qualified in its entirety by reference to the full text of the Amended Employment Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

On December 8, 2025, the Company entered into a securities exchange agreement with Mr. Eberwein (the “Securities Exchange Agreement”), pursuant to which Mr. Eberwein purchased from the Company, 287,631 shares (the “Purchased Shares”) of Company common stock, par value $0.001 per share, (“Common Stock”) at a purchase price per share of Common Stock of $10.43, equal to the consolidated closing bid price of the Common Stock. In exchange for the Purchased Shares, Mr. Eberwein transferred 320,855 shares of Company 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.001 per share (“Preferred Stock”) to the Company. After giving effect to this transaction, Mr. Eberwein is the beneficial owner of 983,619 shares of Common Stock equating to 26.15% of the outstanding Common Stock of the Company and 810,217 shares of Preferred Stock equating to 34.19% of the outstanding Preferred Stock of the Company.

The foregoing description of the Securities Exchange Agreement is qualified in its entirety by reference to the full text of the Securities Exchange Agreement, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

99.1	Amended and Restated Executive Employment Agreement, dated as of December 8, 2025, between Star Equity Holdings, Inc. and Jeffrey E. Eberwein.

99.2	Securities Exchange Agreement, dated as of December 8, 2025, between Star Equity Holdings, Inc. and Jeffrey E. Eberwein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR EQUITY HOLDINGS, INC. (Registrant)

By:	/s/ MATTHEW K. DIAMOND
Matthew K. Diamond
Chief Accounting Officer

	Dated:	December 9, 2025

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